EMPLOYMENT AGREEMENT

             THIS EMPLOYMENT AGREEMENT ("Agreement") is effective as of January 29, 2001, by and between TeraGlobal Communications Corp., a Delaware corporation ("TeraGlobal") and Robert E. Randall ("Randall") with respect to the following facts.

             A.         TeraGlobal is engaged primarily in the development, production and sale of networking software for the delivery of integrated voice, video and data over common broadband networks.

             B.          TeraGlobal desires to engage Randall as its Chief Executive Officer and Randall desires to accept such engagement to provide such services to TeraGlobal all on the terms set forth in this Agreement.

             NOW THEREFORE, in consideration of the foregoing premises and the mutual agreements set forth herein, the parties hereto agree as follows:

             1.          Employment.  TeraGlobal engages Randall to serve as Chief Executive Officer and Randall hereby accepts such engagement upon the terms and conditions set forth in this Agreement.

             2.          Duties.  Randall will devote his full business time, knowledge and skill to the performance of the duties and responsibilities as Chief Executive Officer Officer of TeraGlobal.  Randall shall perform the duties typically attendant in the role of Chief Executive Officer, including oversight of all operating aspects of the company. Randall shall report directly to the Board of Directors of TeraGlobal, and shall perform such other duties as the Board of Directors reasonably may require from time to time.

             3.          Conflict of Interest. Randall may act as a consultant for other companies, non-profit trade organizations engaged in the telecommunications industry, and may act as a member of the Board of Directors for such companies or organizations.  This Agreement shall not prohibit Randall from undertaking any such activities.  Randall understands that as an officer and director of TeraGlobal he has a fiduciary duty of loyalty to TeraGlobal and will not provide such services to any entity that directly competes with TeraGlobal.

             4.          Term and Termination.

                           4.1        Term.  The term of this Agreement shall be for a period of two years, subject to annual renewal by the parties prior to the anniversary of this Agreement.

                           4.2        Termination.  Notwithstanding the foregoing, this Agreement shall terminate immediately, effective upon the occurrence of any one of the following events:

                                        (a)         Randall's conviction of a felony or other crime involving moral turpitude;

                                                     (b)         Randall's continuing material breach of or failure to perform his obligations hereunder, after reasonable written notice, warning and opportunity to cure, or his continuing failure to abide by, conform with or otherwise observe any material written TeraGlobal policy, or the continuing failure to conform to the reasonable directives of the Board of Directors;

                                        (c)         Randall's death;

                                        (d)        Randall's disability.  Randall shall be deemed disabled if he becomes incapacitated by reason of sickness, accident or other physical or mental disability and is unable to perform his normal duties under this Agreement for a period of sixty (60) consecutive days, with or without reasonable accommodation by TeraGlobal.

In the event that TeraGlobal terminates Randall's employment pursuant to Sections 4.2 (a), (b), (c) or (d), TeraGlobal shall promptly pay to Randall (or in the event that such termination is pursuant to Section 4.2 (c), to Employee's estate or other legal representative) the annual base salary provided for in Section 5.1 accrued to the date of termination and not yet paid.  Randall's rights and benefits under TeraGlobal's benefit plans and programs shall be determined in accordance with the terms of such plans and programs.

                           4.3        Severance Compensation.  If TeraGlobal terminates Randall's  employment other than pursuant to Sections 4.2(a), 4.2(b), or 4.2(c), then TeraGlobal shall continue to pay to Randall his annual base salary, and contributions to medical, dental and life insurance premiums, in the same periodic installments provided for in Section 5.1 hereof, for a period equal to one month for each two months of service, up to a maximum of twelve months (the "Severance Period").  If Randall is terminated under Section 4.2(d) any severance compensation for base salary will be integrated with any disability insurance proceeds paid to Randall during the Severance Period so that he receives no more than an amount equal to 100% of his annual base salary under Section 5.1 during the Severance Period.

             5.          Compensation and Benefits.

                           5.1        Base Salary.  As compensation for all services rendered by Randall under this Agreement, TeraGlobal shall pay Randall a base salary of Two Hundred Twenty Five Thousand Dollars ($225,000.00) per annum.  This compensation shall be paid in accordance with TeraGlobal's standard payroll procedures.

                           5.2        Automobile Allowance.  During the term of this Agreement, Randall shall receive a $700 per month automobile allowance.

                           5.3        Bonus Salary.  Mr. Randall shall be eligible to receive as additional compensation for each year of this Agreement, a bonus payment equal to 0-50% of his base salary, based on his performance.  The amount of any bonus salary, and the timing of its payment, shall be determined by the Compensation Committee of the Board of Directors in its sole discretion.

                                        5.4        Business Expenses.  During the term of this Agreement, TeraGlobal shall reimburse Randall for all reasonable and necessary out-of-pocket business expenses of Randall related to Randall's duties hereunder in accordance with the policies and procedures of TeraGlobal in effect from time to time.

                           5.5        Stock Options.  As additional compensation for his duties as Chief Executive Officer, Randall shall be granted 1,000,000 options to purchase common stock of TeraGlobal pursuant to a separate nonqualified stock option agreement and shall be eligible to receive additional option grants as determined from time to time by the Compensation Committee of Board of Directors of TeraGlobal.

                           5.6        Withholding.  All compensation paid to Randall under this Agreement shall be subject to customary withholding and employment taxes as required by federal and state law.

                           5.7        Vacation.  Randall shall be entitled to three (3) weeks annual paid vacation per year, subject to accrual and use in accordance with written company policy in effect from time to time during the term of this Agreement and applicable law.

             6.          Trade Secrets.

                           6.1        Trade Secrets In General .  During the course of Randall's employment, Randall will have access to various trade secrets of TeraGlobal.  For purposes of this Agreement, "Trade Secret" shall mean information that is not generally known to the public and, as a result, is of economic benefit to TeraGlobal in the conduct of its business.  Randall and TeraGlobal agree that Trade Secrets shall include but not be limited to all information developed or obtained by TeraGlobal and comprising the following items, whether or not such items have been reduced to tangible form (e.g., physical writing): all software code, methods, techniques, processes, ideas, trade names, service marks, slogans, forms, customer lists, pricing structures, menus, business plans, marketing programs and plans, layouts and designs, financial information, operational methods and tactics, cost information, the identity of or contractual arrangements with suppliers, the identity or buying habits of customers, accounting procedures, and any document, record or other information of TeraGlobal relating to the above.  Trade Secrets include not only information belonging to TeraGlobal which existed before the date of this Agreement, but also information developed by Randall for TeraGlobal or its employees during the term of this Agreement.

                           6.2        Restriction on Use of Trade Secret s.  Randall agrees that his use of Trade Secrets is subject to the following restrictions during the term of the Agreement and for an indefinite period thereafter so long as the Trade Secrets have not become generally known to the public:

                                                     (a)          Non-Disclosure.  Randall will not publish or disclose, or allow to be published or disclosed, Trade Secrets to any person who is not an employee of TeraGlobal unless such disclosure is necessary for the performance of Randall's obligations under this Agreement.

                                        (b)        Use Restriction.  Randall shall use any Trade Secret only for the limited purpose for which it was disclosed.  Randall shall not disclose any Trade Secret to any third party other than in accordance with customary practices and existing agreements with customers and shall disclose the Trade Secret only to other employees of TeraGlobal or as provided under such agreements with customers having a need to know.  Randall shall promptly notify TeraGlobal of any Trade Secret disclosed other than in accordance herewith.

                                        (c)         Non-Removal.  Randall will not remove any Trade Secrets from the offices of TeraGlobal or the premises of any facility in which TeraGlobal is performing services, or allow such removal, other than in accordance with customary practices and existing agreements with customers.

                                        (d)        Surrender Upon Termination.  Upon termination of his employment with TeraGlobal for any reason, Randall will surrender to TeraGlobal all documents and materials in his possession or control that contain Trade Secrets.

                                        (e)         Prohibition Against Unfair Competition. At any time after the termination of his employment with TeraGlobal for any reason, Randall will not engage in competition with TeraGlobal while making use of the Trade Secrets of TeraGlobal.

             7.          Inventions.  Any and all inventions, innovations, or improvements (“Inventions”) made, developed or created by the Randall (whether at the request or suggestion of TeraGlobal or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise) during the term hereof that may be directly or indirectly useful in, or relate to, the business of TeraGlobal, shall be promptly and fully disclosed by Randall to TeraGlobal and shall be TeraGlobal's exclusive property as against Randall and Randall shall promptly deliver to an appropriate representative of TeraGlobal all papers, drawings, models, data and other material relating to any Inventions that he makes or creates.  Randall shall, at the request of TeraGlobal, and without any payment therefor, execute any documents necessary or advisable in the opinion of TeraGlobal's counsel to direct issuance of patents or copyrights to TeraGlobal with respect to such Inventions as are to be TeraGlobal's exclusive property as against Randall or to vest in TeraGlobal title to such Inventions as against Randall.  The expense of securing any such patent or copyright shall be borne by TeraGlobal.  Notwithstanding the foregoing, the Agreement does not require assignment of an Invention which qualifies fully for protection under Section 2870 of the California Labor Code, a copy which is attached as Exhibit A.

             8.          Non Solicitation.  During the term of employment of Randall and until the expiration of twenty-four (24) months following the termination of the employment of Randall, Randall shall not:

                                        (a)         advise or in any way encourage any person, firm or corporation who is, at the time of termination of employment of Randall, or was at any time during the term of employment of Randall with TeraGlobal, a customer or client of TeraGlobal, to breach any contract with TeraGlobal;

                                        (b)        recruit, hire, assist others in the soliciting, recruiting or hiring, or discuss other employment with, any person who is at the time of termination of the employment of Randall with TeraGlobal, or was at anytime during the employment of Randall with TeraGlobal, an employee of TeraGlobal, or induce or attempt to induce any such employee to terminate his or her employment with TeraGlobal.

             9.          Unfair Competition, Misappropriation of Trade Secrets and Violation of Solicitation Clauses.  Randall acknowledges that unfair competition, misappropriation of Trade Secrets or violation of any of the provisions contained in Sections 7 and 8 would cause irreparable injury to TeraGlobal, that the remedy at law for any violation or threatened violation thereof would be inadequate, and that TeraGlobal shall be entitled to temporary and permanent injunctive or other equitable relief without the necessity of proving actual damages.  Randall agrees that such relief shall be available in a court of law regardless of the arbitration provisions contained in Section 12 of this Agreement.

             10.        Survivorship.  The respective rights and obligations of Randall and TeraGlobal hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

             11.        Construction.  The headings used in this Agreement are for convenience or reference only and shall not affect the construction of, or be taken into consideration in interpreting, any provision of this Agreement.   The terms of this Agreement shall be interpreted in accordance with their plain meaning and shall not be construed for or against a particular party.

             12.        Arbitration.  Except as provided in Section 9, any dispute or claim that may arise out of the provisions of this Agreement which cannot be resolved by agreement of the parties acting in good faith within a reasonable time, including any interpretation or alleged breach hereof, shall be resolved by arbitration in accordance with the then-effective employment arbitration rules of the San Diego, California, Chapter of the American Arbitration Association.  Except as otherwise set forth in Section 9 hereof, the parties intend that litigation not be used to settle any dispute or claim arising out of this Agreement.  The written determination and award of the arbitrator or arbitrators, as applicable, shall be final, binding and conclusive, and such determination may be entered in any court of competent jurisdiction with each side to pay their own attorneys' fees and costs.

             13.        Entire Agreement.  This Agreement and any agreements referred to in this Agreement, sets forth the entire understanding and agreement between the parties with respect to the subject matter hereof and supersedes all other oral or written representations and understandings. This Agreement may only be modified by a writing signed by Randall and TeraGlobal.

             14.        Severability.  The parties agree that this Agreement is severable and that in the event any provision of this Agreement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions will not be affected or impaired.  Additionally, the parties expressly grant to any court or other entity interpreting this Agreement the power and authority to modify the terms of this Agreement to extent necessary to allow enforcement of this Agreement to the fullest extent allowed by law, consistent with the intent of the parties as evidenced by this Agreement.

             15.        Successors and Assigns.  This Agreement shall be binding upon, and inure to the benefit of TeraGlobal and its successors and assigns.  The services called for under this Agreement are personal to Randall, and Randall may not assign any of his rights or obligations under this Agreement without TeraGlobal's prior written consent.

             16.        Waivers.  No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall any waiver constitute a continuing waiver.  No waiver of any provision of this Agreement shall be binding on the parties hereto unless it is executed in writing by the party making the waiver.

             17.        Counterparts.  This Agreement may be executed in one or more counterpart copies, each of which shall be deemed to be an original and all of which taken together shall be deemed one and the same instrument.

             IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

TeraGlobal Communications Corp.

By: JOHN F.A.V. CECIL
John F.A.V. Cecil, Chairman

ROBERT E. RANDALL
Robert E. Randall

EXHIBIT A

SECTION 2870
CALIFORNIA LABOR CODE

             (a)         Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

             (1)         Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

             (2)         Result from any work performed by the employee for the employer.

             (b)        To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.